SHARE PURCHASE AGREEMENT

Between:

Torbay Holdings Inc (THI)
4 Mulford Place, Suite 2G
Hempstead

NY, 11550

Registered Office: 1504 R Street NW, Washington, DC 20009

AND:

Douglaston Investments Limited (DIL)
Grand Bahamas, its surviving Corporate Body or Nominees.

RECITALS: THI is a fully reporting company listed on the NASD maintained OTC:BB and will trade it shares on that market. DIL is a financing and investment company that pursues investments in private and public companies.

1. On this day of April , 2000 IT IS HEREBY AGREED that DIL will organize that a Interest Free Line of Credit will be drawn in favour of THI to an amount of $10,000,000 on an open call basis.

2. In consideration of the provision of the Credit soecified in Clause 1 being interest free then THI HEREBY GRANTS TO DIL an option over 35% of the then engrossed and issued common stock in THI upon the date of the receipt of the first funds as described in Clause 1. The engrossed issued common stock at that time is estimated to be 10,000,000 shares, thereby conferring an option over 3,500,000 Free Trading Common Stock Shares to DIL.

3. The option price for these shares described in Clause 2 is set at $2.85 per share and enduring for 90 Calender day following the repayment of the Credit provided for in Clause 1.

4. THI will notify in writing of its repayment of the Credit provided within 5 working days of doing so.



FOR AND ON BEHALF OF              FOR AND ON BEHALF OF
TORBAY HOLDINGS INC               DOUGLASTON INVESTMENTS LIMITED





Signed                            Signed

/s/ W.T. Large                    /s/ Thomas Au

VICE PRESIDENT                    DIRECTOR